- - --------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------
                                   FORM 8-K/A
                                 CURRENT REPORT
                               -------------------

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) APRIL 30, 1996

                                LASERMEDICS, INC.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 33-49972

             TEXAS                                     76-0335587
(State or other jurisdiction of             (IRS Employer Identification Number)
incorporation or organization)

                   120 Industrial Boulevard, Sugar Land, Texas
                 77478 (Address of principal executive offices,
                              including zip code.)


                                  713-276-7000
              (Registrant's telephone number, including area code)



                  2427 Murphy Road, Missouri City, Texas 77459
                         (Former address of registrant)

- - --------------------------------------------------------------------------------

                                LASERMEDICS, INC.

                                   FORM 8-K/A
                                 CURRENT REPORT


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On April 30, 1996 Lasermedics, Inc. a Texas corporation (the "Company"), entered into an agreement with Maxxim Medical, Inc., a Delaware corporation ("Maxxim"), whereby the Company purchased certain assets of ( and assumed certain liabilities associated with) the Henley Healthcare Division ("Henley") of Maxxim for an estimated purchase price of approximately $13 million. This purchase price (i) was determined by adding $1.0 million to the estimated net book value of the Henley assets as of April 30, 1996 and (ii) is subject to adjustment based on a final determination of the net book value of the Henley assets following the closing. The assets acquired consist of real property; tangible personal property including machinery, equipment, furniture and fixtures; general intangibles; contracts; business licenses; accounts receivable; inventory; and prepaid expenses.

         The purchase price was paid by the issuance of the Company's convertible subordinated promissory note in the principal amount of $7,000,000 (the "Note") with the balance of the purchase price being paid in cash. The Company obtained the cash portion of the purchase price pursuant to a loan agreement entered into with Comerica Bank-Texas, a Texas banking corporation ("Comerica"), which loan is secured by substantially all of the assets of the Company including the Henley assets acquired from Maxxim.

         Henley specializes in the manufacturing and marketing of a complete line of physical therapy products and is the second largest provider of turn-key physical therapy products in the U.S. The Company intends to continue the manufacturing and marketing of this line of products and believes that the acquisition of Henley will complement as well as diversify its total product offering and will help provide an international distribution system for its non-invasive low-energy laser for the treatment of repetitive stress disorders including carpal tunnel syndrome.

         The Note is due and payable on March 1, 2003 with interest payable semi-annually on November 1 and May 1 of each calendar year and calculated at a rate equal to 2% per annum and increasing annually 2% per annum. The Company may redeem all or any portion of the outstanding principal amount of the Note at redemption prices ranging from 104% to 110% of the principal amount being redeemed, depending on when the redemption occurs as set forth in the Note. In addition, the Note is subject to mandatory redemption in annual installments of $1.4 million commencing on March 1, 1999 at premiums starting at 7% and decreasing 1% each year. The Company is also required to redeem 40% of the Note upon the completion of a public offering. The Note is convertible into common stock at an initial conversion price of $3 per share, provided that upon the occurrence of any default under the Note, the conversion price will be automatically adjusted to an amount equal to the lesser of the conversion price then in effect or 80% of the average market price for the Company's common stock for the 30 trading

                                       2

days immediately preceding the event of default. The conversion price is also subject to adjustment upon the occurrence of certain events (including certain issuances of common stock for less than the conversion price) to provide anti-dilution protection. The common stock issuable on conversion of the Note is subject to the terms of a registration rights agreement entered into by the Company and Maxxim whereby Maxxim (and certain subsequent holders) shall retain certain demand and piggyback registration rights with respect to those shares of common stock.

         The loan agreement with Comerica provides for a revolving loan, which permits borrowings up to $4,000,000 pursuant to a borrowing base calculation derived from the Company's accounts receivable and inventory. The $4,000,000 revolving loan also includes a $250,000 letter of credit facility. In addition, the Company received two term loans in the amount of $893,000 and $1,616,000, respectively. The revolving loan's maturity date is two years from the date of the loan agreement while the maturity dates of the $893,000 and $1,616,000 term loans are five years and fifteen years, respectively, from the date of the loan agreement, except that Comerica may call the $1,616,000 term loan beginning on the fifth anniversary of the loan agreement. All of the borrowings from Comerica are secured by substantially all of the assets of the Company including the Henley assets acquired from Maxxim. The loan agreement also contains a number of affirmative covenants, negative covenants and financial covenants with which the Company must comply including a minimum tangible net worth, leverage ratio, working capital ratio, fixed charge ratio and interest coverage ratio. The Company is also limited in the amount of its capital expenditures and research and development expenditures, and all future acquisitions and major corporate transactions require approval of Comerica, as do offerings of securities by the Company.

ITEM 5.  OTHER EVENTS

         The Company's Board of Directors increased the number of directors constituting the entire Board of Directors from two to four, effective January 15, 1996, and elected Dan D. Sudduth and Dr. Pedro A. Rubio to fill the vacancies created by such increase.

         Mr. Sudduth is President and Director of AMC Home Healthcare, Inc., a respiratory therapy company in Houston, Chairman of Mezzanine Financial Relations, Inc., a merchant banking firm in Houston and Chief Financial Officer and Director of Creative Communications International, Inc., a Houston telecommunications company. From 1992-1994 Mr. Sudduth served as Chairman and CEO of Heart Labs of America, Inc. (NASDAQ: HLOA), a provider of Continuous Passive Motion services. From 1988-1992 he was President, Chief Financial Officer and Director of American BioMed, Inc. (NASDAQ: ABMI), a manufacturer and distributor of minimally invasive surgical devices, and from 1982-1989 served as President and CEO of First Stamford Group, Inc., a financial consulting firm that specialized in mergers & acquisitions. Prior to 1988, Mr. Sudduth served in various business executive positions in industry including the commercial banking industry. Mr. Sudduth holds a Bachelor of Business Administration degree from Lamar University.

         Dr. Rubio is Clinical Associate Professor of Surgery at the University of Texas Health Science Center (Houston) and Director of Education of the Laser Training Institute (Houston).

                                       3

He served as World President of the International College of Surgeons (Chicago) in 1995, and is Chairman Emeritus of the Department of Surgery at the Columbia/HCA Medical Center Hospital (Houston). He also practiced in cardiovascular, thoracic and general surgery, has published numerous papers (including surgical atlases, monographs and dissertations) in national and international journals, and holds the following degrees: Bachelor of Science, Master of Science in Surgical Technology, Doctor of Philosophy in Biomedical Technology and Doctor of Medicine and Surgery. Dr. Rubio is a Diplomate of the American Boards of Surgery, Laser Surgery, Abdominal Surgery, Forensic Medicine, Quality Assurance and Pain Management.

         In connection with the acquisition of Henley, the Company entered into an agreement with Maxxim, Mr. Michael Barbour (the Company's President and a director) and Dr. Chadwick Smith (the Company's Chairman of the Board of Directors) pursuant to which, among other things, (i) the Company created two vacancies in its Board of Directors and elected a nominee of Maxxim, Mr. Kenneth
W. Davidson, to fill one vacancy, (ii) Mr. Barbour and Dr. Smith agreed to vote their shares of the Company common stock in favor of such nominee during the term of the agreement and (iii) the Company elected Dr. Ernest J. Henley, a director of Maxxim, to fill the other vacancy.

         Mr. Davidson has served as Chairman of the Board of Directors, Chief Executive Officer and President of Maxxim since November 1986, prior to which time he was the Corporate Director of Business Development at Intermedics, a manufacturer of implantable medical devices.

         Dr. Henley has served as a director and consultant to Maxxim since 1976 and for more than the past five years has been a professor of Chemical Engineering at the University of Houston.

         Also, in connection with the acquisition of Henley the Company terminated the employment agreements under which Mr. Barbour and Dr. Smith currently serve. The Company anticipates entering into new employment agreements with Mr. Barbour and Dr. Smith. Such agreements could include an increase in base salary, granting of stock options and other changes in compensation.

         The Board of Directors of the Company adopted a 1996 Incentive Stock Option Plan (the "Employee Plan"), effective January 15, 1996, covering 1.2 million shares of the Company's common stock and a 1996 Non-Employee Directors Stock Option Plan (the "Outside Director Plan") covering 250,000 shares of common stock. Both of these Plans will be subject to further approval by the Company's shareholders at the upcoming annual meeting and shareholders will be receiving proxy materials relating to those Plans for approval at that time.

         In connection with their election to the Board of Directors, Mr. Sudduth and Dr. Rubio were each granted stock options effective January 15, 1996, under the Non-Employee Director Stock Option Plan to purchase a total of 25,000 shares of the Company's common stock at a price of $5.50 per share. These options are subject to shareholder approval of the NonEmployee Director Stock Option Plan.

                                        4

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

(a)      Financial Statements of Business Acquired:

         The financial statements of Henley required to be furnished with this Form 8-K/A are included herein as follows:

         (i)      Divisional statement of net assets as of October 29, 1995
                  (audited.)

         (ii) Statements of revenues and direct expenses for the years ended October 29, 1995 and October 30, 1994 (audited) and for the six months ended April 30, 1995 and 1996 (unaudited.)

         (iii) Statements of cash flows for the years ended October 29, 1995 and October 30, 1994 (audited) and for the six months ended April 30, 1995 and 1996 (unaudited.)

(b)      Pro Forma Financial Information:

         The pro forma financial information required to be furnished with this Form 8-K/A are included herein as follows:

         (i) Unaudited pro forma combined balance sheet as of December 31, 1995 (for the Company) and as of January 31, 1996 (for Henley.)

         (ii) Unaudited pro forma combined statement of operations for the year ended December 31, 1995 (for the Company) and for the year ended January 31, 1996 (for Henley.)

         (iii) Unaudited pro forma combined balance sheet as of March 31, 1996 (for the Company) and as of April 30, 1996 (for Henley.)

         (iv) Unaudited pro forma combined statement of operations for the three months ended March 31, 1996 (for the Company) and for the three months ended April 30, 1996 (for Henley.)


(c) The following exhibits, from which schedules and attachments have been omitted and will be furnished to the Commission upon its request, are filed with this report on Form 8-K/A. Exhibits incorporated by reference to a prior filing (of Form 8-K) are designated by an asterisk (*); all other exhibits not so designated are documents required to be filed as exhibits to this Form 8-K/A:

                                       5

                                    EXHIBITS
Exhibit
Number    Description
- - -------   -----------
1.1 Agreement of Purchase and Sale of Assets dated April 30, 1996 by and between the Company and Maxxim.

1.2* Lasermedics, Inc. Convertible Subordinated Promissory Note dated April 30, 1996 in the original principal amount of $7,000,000 payable to Maxxim.

1.3* Registration Rights Agreement dated April 30, 1996 by and between the Company and Maxxim.

1.4* Voting and Shareholders Agreement dated April 30, 1996 by and between Michael M. Barbour, Chadwick F. Smith, MD, and Maxxim.

1.5 Loan Agreement dated April 30, 1996 between Comerica Bank-Texas and the Company.

                                       6

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.


                                           LASERMEDICS, INC.
                                              (Registrant)

Date:  July 15, 1996                       By: /s/ MICHAEL M. BARBOUR
                                                   MICHAEL M. BARBOUR
                                           President & Chief Executive Officer

HENLEY HEALTHCARE

DIVISIONAL STATEMENT OF
NET ASSETS
OCTOBER 29, 1995, AND
APRIL 30, 1996 (UNAUDITED)

(WITH INDEPENDENT AUDITORS' REPORT THEREON)

KPMG PEAT MARWICK LLP

                          INDEPENDENT AUDITORS' REPORT

To Henley Healthcare:

We have audited the accompanying divisional statement of net assets of Henley Healthcare (Henley) (operated as a division of Maxxim Medical, Inc. (Maxxim) as of October 29, 1995, and the related statements of revenues and direct expenses and cash flows for the years ended October 29, 1995 and October 30, 1994. These divisional financial statements are the responsibility of Maxxim's management. Our responsibility is to express an opinion on these divisional financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The divisional statements of net assets, revenues and direct expenses and cash flows were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. As discussed in note 1, such statements do not reflect certain corporate overhead expenses incurred by Maxxim, the former parent, on behalf of Henley.

In our opinion, the divisional financial statements referred to above present fairly, in all material respects, the net assets of Henley (operated as a division Maxxim) as of October 29, 1995, and the related statements of revenues and direct expenses and cash flows for the years ended October 29, 1995 and October 30, 1994, in conformity with generally accepted accounting principles.

                                                  /s/ KPMG PEAT MARWICK LLP

Houston, Texas
June 7, 1996

                                HENLEY HEALTHCARE

                       DIVISIONAL STATEMENT OF NET ASSETS

                    As of October 29, 1995 and April 30, 1996
                                 (in thousands)
                                                                     April 30,
                                                        October 29,    1996
ASSETS                                                     1995     (UNAUDITED)
                                                         -------   -----------
Current assets:
    Cash and cash equivalents ..........................  $     2          2
    Accounts receivable, net ...........................    3,783      3,322
    Inventory, net .....................................    6,732      5,924
    Prepaid expenses ...................................       34         22
                                                          -------     ------
        Total current assets ...........................   10,551      9,270

Property and equipment, net ............................    1,871      1,755

Goodwill and other intangibles, net of
  accumulated amortization .............................    1,004        920
                                                          -------     ------
        Total assets ...................................  $13,426     11,945
                                                          =======     ======
LIABILITIES AND NET ASSETS

Current liabilities:
    Accounts payable ...................................      375        376
    Accrued liabilities ................................      347         76
                                                          -------     ------
        Net assets .....................................  $12,704     11,493
                                                          =======     ======

See accompanying notes to consolidated financial statements.

                                HENLEY HEALTHCARE

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES

          For the years ended October 30, 1994 and October 29, 1995 and the six months ended April 30, 1995 and 1996
                                 (in thousands)

                                                               Six months ended
                                                                  April 30,
                                                                1995    1996
                                        October 30, October 29, ----    ----
                                           1994        1995       (unaudited)
                                         --------    -------    ----------------
Net sales ............................   $ 19,527     18,680    10,035    8,339

Cost of sales ........................      8,586      8,557     4,537    3,712
                                         --------    -------    ------   ------
         Gross profit ................     10,941     10,123     5,498    4,627

Operating expenses:
    Selling ..........................      6,736      5,626     3,044    2,361
    Distribution .....................        618        628       364      329
    General and administrative .......      2,080      2,344     1,076    1,266
    Research and development .........        834        851       456      352
                                         --------    -------    ------   ------
         Total divisional expenses ...     10,268      9,449     4,940    4,308

Income from operations ...............        673        674       558      319
Other income (expense), net ..........        (42)       (75)       11      (49)
                                         --------    -------    ------   ------
         Divisional income ...........   $    631        599       569      270
                                         ========    =======    ======   ======

See accompanying notes to consolidated financial statements.

                                HENLEY HEALTHCARE

                            STATEMENTS OF CASH FLOWS

          For the years ended October 30, 1994 and October 29, 1995 and the six months ended April 30, 1995 and 1996
                                 (in thousands)

                                                                                           Six months ended
                                                                                               April 30,
                                                                  October 30,  October 29,    1995    1996
                                                                     1994         1995        (unaudited)
                                                                    -------      ------      --------------
 Cash flows from operating activities:
    Divisional income ...........................................   $   631         599       569       270
    Adjustments to reconcile divisional
        income to net cash provided by operating
        activities:
          Depreciation and amortization .........................       520         552       272       217
          Decrease (increase) in receivables ....................       660         167      (823)      461
          Decrease (increase) in inventory ......................     1,592      (1,203)     (244)      808
          (Increase) decrease in prepaids .......................        (8)          5         8        12
          (Decrease) increase in accounts
             payable ............................................       (98)        (61)      555         1
          Increase (decrease) in accrued
             expenses ...........................................      --           274       342      (271)
                                                                    -------      ------      ----    ------
                Total adjustments .............................       2,666        (266)      110     1,228
                                                                    -------      ------      ----    ------
                  Net cash provided by operating activities .....     3,297         333       679     1,498
                                                                    -------      ------      ----    ------
Cash flows from investing activities - purchases
     of equipment, net ..........................................       (24)       (435)     (217)      (17)
                                                                    -------      ------      ----    ------
Cash flows from financing activities - (distributions to) funding
    by owner ....................................................    (3,271)        102      (462)   (1,481)
                                                                    -------      ------      ----    ------
                  Net increase in cash and
                                                                          2        --        --        --

Cash and cash equivalents at beginning of period ................      --             2         2         2
                                                                    -------      ------      ----    ------

Cash and cash equivalents at end of period ......................   $     2           2         2         2
                                                                    =======      ======      ====    ======

                                HENLEY HEALTHCARE
                          NOTES TO FINANCIAL STATEMENTS
                      October 29, 1995, and April 30, 1996

    (1)  BASIS OF PRESENTATION

         On April 30, 1996 (the closing date), Lasermedics, Inc. (Lasermedics) entered into an Asset Purchase Agreement (Asset Purchase Agreement) with Maxxim Medical, Inc. (Maxxim), under which Lasermedics acquired certain assets and assumed certain liabilities of the Henley Healthcare Division of Maxxim (Henley). The purchase price for assets acquired and liabilities assumed was $13,000,000 subject to various post-closing adjustments. The assets acquired pursuant to the Asset Purchase Agreement consist primarily of accounts receivable, equipment, manufacturing facilities in Sugarland, Texas and Belton, Texas, a distribution facility in Akron, Ohio, and certain intangible and other assets.

         The accompanying statements of divisional assets and liabilities reflects the assets acquired and liabilities assumed of Henley by Lasermedics pursuant to the Asset Purchase Agreement. The statement of divisional assets and liabilities reflects Maxxim's historical carrying values of the transferred assets and liabilities, adjusted to exclude certain assets and liabilities, which were not acquired or assumed as described in the Asset Purchase Agreement.

         The accompanying statements of operating revenues and direct expenses before corporate overhead allocations reflect the operations related to the division purchased as described in the Asset Purchase Agreement. Direct costs and an allocation of certain indirect costs of Maxxim related to the divisions not acquired have been excluded from the statements of revenues and direct expenses of the division purchased before corporate overhead allocations. Such allocations are based on determinations that management believes are reasonable. Maxxim provides certain services including finance services, legal and professional services, human resource services, and management information department services to the acquired operations. The statements of revenues and direct expenses of product lines purchased before corporate overhead allocations do not include these central office general and administrative expenses, interest expense, or income taxes, and therefore, may not be representative of future operations.

         The unaudited interim divisional statement of net assets and statements of revenues and direct expenses reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented.

         CONCENTRATION OF CREDIT RISK

         Credit receivables have a concentration of credit risk in the hospital and healthcare sectors. Henley performs continuing credit evaluation of its customers and generally does not require collateral; however, in certain circumstances, Henley may require letters of credit from its customers. Historically, Henley has not experienced significant losses related to receivables from individual customers or groups of customers in any geographic area.

    (2)  SIGNIFICANT ACCOUNTING POLICIES

         INVENTORY

         Inventory is priced at the lower of cost or market. In determining market value, allowances for excess and obsolete items are provided. Cost is determined using the average cost method.

         Inventory as of October 29, 1995 and April 30, 1996, included the following (in thousands):

                                                 October 29,  April 30,
                                                    1995        1996
                                                   ------       -----
                                                             (unaudited)
         Raw materials ..........................  $2,314       2,063
         Work in progress .......................      51          30
         Finished goods and goods
         purchased for resale ..................   4,367       3,831
                                                   ------       -----
                                                   $6,732       5,924
                                                   ======       =====

         As of October 29, 1995 and April 30, 1996, approximately $2,354 and $2,427 (unaudited), respectively, of Henley's inventory was on consignment.

         PROPERTY, PLANT AND EQUIPMENT

         The costs of ordinary maintenance and repairs are expensed, while renewals and betterments are capitalized.

         Depreciation on property and equipment is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. As of October 29, 1995 and April 30, 1996 property and equipment included the following (in thousands):

                                       Useful          October 29,   April 30,
                                        Life              1995         1996
                                        ----              ----         ----
                                                                    (unaudited)
         Land                                          $    194         194
         Buildings and improvements   5-15 years          1,436       1,436
         Machinery and equipment      3-10 years          1,918       1,935
         Furniture and fixtures        3-7 years            220         220
                                                        -------      ------
                                                          3,768       3,785
         Accumulated depreciation                        (1,897)     (2,030)
                                                        -------      ------
                                                        $ 1,871       1,755
                                                        =======      ======

         INCOME TAXES

         The Henley division was included in Maxxim's consolidated income tax return. Maxxim does not allocate federal income taxes (or tax benefits) to members of the consolidated group for financial reporting purposes on the basis of each division's contribution to the components of consolidated taxable income.

         GOODWILL AND INTANGIBLES

         Goodwill represents the excess of the aggregate price paid by Henley in a business combination accounted for as purchases over the fair value of the tangible and identifiable intangible net assets acquired. Goodwill is being amortized on a straight-line basis for 10 years. Henley assesses the recoverability of this intangible asset by determining whether amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting Henley's average cost of funds. Intangibles consist of patents and other intangibles which are amortized on a straight-line basis for 10 years.

         REVENUE RECOGNITION

         Henley recognizes revenue upon shipment to customers, pursuant to customer orders. For most products sold for home use or directly to patients, Henley also requires a letter of medical necessity from a physician and insurance verification prior to revenue recognition.

         USE OF ESTIMATES IN THE PREPARATION
              OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         NEW ACCOUNTING PRONOUNCEMENT

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (FAS 121). FAS 121 is effective for fiscal year beginning after December 15, 1995. Henley has not completed the analysis required by FAS 121 and, as a result, the impact that the adoption of FAS 121 is expected to have on Henley's financial statements is not known. Henley expects to adopt FAS 121 prior to the first fiscal quarter of 1997.

    (3)  RELATED PARTY TRANSACTIONS

         Maxxim provides certain services to the Henley division, the costs of which are not allocated to the Henley division. Accordingly, the financial statements do not include the costs of such services including, among others, legal, tax, finance and administrative services.

    (4)  COMMITMENTS AND CONTINGENCIES

         LEASES

         Henley is obligated under various operating leases. Rent expense under these operating leases for fiscal years 1995 and 1994 was approximately $43,500 and $43,500, respectively, and approximately $23,400 (unaudited) for the six months ended April 30, 1996. Minimum future rental payments as of October 29, 1995 are as follows (in thousands):

                   FISCAL YEARS
                   ------------
                       1996                          $  47
                       1997                             47
                       1998                             49
                       1999                             50
                       2000                             50
                                                       ---
                                                     $ 243

         LITIGATION

         Henley was the defendant in a lawsuit that originated in 1989, that alleged product patent infringement. This lawsuit was settled in April 1996 for approximately $270,000. The settlement liability was retained by Maxxim and is not reflected in the statement of revenues and direct expenses or statement of net assets.

         In the ordinary course of business, Henley has been named in various lawsuits. While the final resolution of any matter may have an impact on Henley's consolidated financial results for a particular reporting period, management believes, based on consultation with legal counsel, that the ultimate resolution of these matters and the matters specifically discussed above, will not have a material adverse impact on Henley's financial position or results of operations.

Pro Forma Combined Financial Information

The following unaudited pro forma combined financial statements and explanatory notes are presented to reflect the acquisition of certain assets and the assumption of certain liabilities of Henley Healthcare Division ("Henley Healthcare"), a division of Maxxim Medical, Inc.("Seller"), by Lasermedics, Inc. (the "Company") on April 30, 1996 (the "Acquisition"). The purchase price, estimated to be $13,498,522, including acquisition costs of approximately $650,000, was paid by the issuance of the Company's convertible subordinated promissory note in the principal amount of $7,000,000 with the balance of the purchase price being paid in cash. The Company obtained the cash portion of the purchase price pursuant to a loan agreement entered into with Comerica Bank - Texas, a Texas banking corporation.

The pro forma combined balance sheets give effect to the Acquisition and to (1) the issuance of the Company's convertible subordinated promissory note in the principal amount of $7,000,000 and (2) the receipt of net proceeds from bank borrowings obtained to pay the remaining purchase price of the acquisition, as if these transactions had occurred at the end of the periods presented. The pro forma statements of operations give effect to these transactions as if they had occurred at the beginning of the periods presented.

The pro forma combined balance sheets combine (1) the balance sheet of the Company as of December 31, 1995 with the balance sheet of Henley Healthcare as of January 31, 1996 and (2) the balance sheet of the Company as of March 31, 1996 with the balance sheet of Henley Healthcare as of April 30, 1996. The pro forma combined statements of operations combine (1) the statement of operations for the Company for the three months ended March 31, 1996 with the statement of operations of Henley Healthcare for the three months ended April 30, 1996 and
(2) the statement of operations of the Company for the fiscal year ended December 31, 1995 with the statement of operations for Henley Healthcare for the fiscal year ended January 31, 1996.

The pro forma information should be read in conjunction with (1) the notes thereto, (2) the historical financial statements for the Company, including the related notes thereto, included in the Company's Form 10-KSB for the fiscal year ended December 31, 1995 and included in the Company's Form 10-QSB for the three month period ended March 31, 1996, and (3) the historical financial statements for Henley Healthcare for the year ended October 31, 1995 and the sixth month period ended April 30, 1996 included in the Company's Form 8-K/A.

The unaudited pro forma information may not be indicative of the combined results of operations or combined financial position that actually would have been achieved had the Acquisition been consummated as of the dates and for the periods indicated or which may be obtained in the future.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                AS OF DECEMBER 31, 1995 FOR LASERMEDICS, INC. AND
                  AS OF JANUARY 31, 1996 FOR HENLEY HEALTHCARE

                                                  HISTORICAL
                                       ----------------------------------                                     UNAUDITED
                                                                 HENLEY                                       PRO FORMA
                                       LASERMEDICS, INC.       HEALTHCARE         ADJUSTMENTS                 COMBINED
                                       -----------------       ----------         -----------                 ---------
Current Assets:
      Cash and Cash Equivalents            $203,364           $     1,600        $   (13,981)  (h)         $   190,983
      Accounts Receivable, net               32,669             3,528,282                                    3,560,951
      Inventory, net                        114,732             6,611,587                                    6,726,319
      Due from Seller                                                                154,021 (g)(h)            154,021
      Prepaid Expenses                                             25,375                                       25,375
      Other Current Assets                  100,000                                                            100,000
                                       --------------------------------------------------------------------------------
           Total Current Assets             450,765            10,166,844            140,040                10,757,649

Property and Equipment, net                  51,074             1,795,553          1,629,538   (h)           3,476,165
Goodwill and Other Intangibles, net             482             1,019,928           (747,954)  (f)             272,456
Goodwill Arising from Acquisition                                                    276,262   (h)             276,262

License Agreement                           101,850                                                            101,850
                                       --------------------------------------------------------------------------------
           Total Assets                    $604,171           $12,982,325        $ 1,297,886               $14,884,382
                                       ================================================================================
Current Liabilities:

      Accounts Payable                     $439,641           $   288,282        $   333,425   (h)         $ 1,061,348
      Accrued Liabilities                   184,664               353,367                                      538,031
      Line of Credit - Bank                                                        3,797,725   (h)           3,797,725
                                       --------------------------------------------------------------------------------
           Total Current Liabilities        624,305               641,649          4,131,150                 5,397,104

Note Payable - Seller                                                              7,000,000   (h)           7,000,000
Notes Payable - Bank                                                               2,507,412   (h)           2,507,412

Notes Payable                               335,833                                                            335,833
                                       --------------------------------------------------------------------------------
           Total Liabilities                960,138               641,649         13,638,562                15,240,349
Net Assets                                                     12,340,676        (12,340,676)  (h)                   -
Stockholders' Deficiency                   (128,167)                                                          (128,167)

Treasury stock, at cost                    (227,800)                                                          (227,800)
                                       --------------------------------------------------------------------------------
           Total Liabilities and
               Stockholders' Deficiency/
               Net Assets                  $604,171           $12,982,325        $ 1,297,886               $14,884,382
                                       ================================================================================

                            See Notes to Pro Forma Combined Financial Statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
           FOR THE YEAR ENDED DECEMBER 31, 1995 FOR LASERMEDICS, INC.
         AND FOR THE YEAR ENDED JANUARY 31, 1996 FOR HENLEY HEALTHCARE

                                                    HISTORICAL
                                        -------------------------------------
                                                                                                     UNAUDITED
                                                                  HENLEY                             PRO FORMA
                                          LASERMEDICS, INC.     HEALTHCARE       ADJUSTMENTS         COMBINED
                                          -----------------     ----------       -----------       ------------
Net Revenue                                  $   527,176        $18,413,653                        $18,940,829
                                        -----------------------------------------------------------------------

Costs and expenses:
       Cost of revenue                           344,076          8,263,199                          8,607,275
       Selling, general and
           administrative expenses             1,518,922          9,788,601      $  18,417 (c)      11,179,234
                                                                                  (171,697)(d)
                                                                                    24,991 (e)

       Interest Expense                           83,779                           518,000 (a)       1,153,478
                                                                                   551,699 (b)
                                        -----------------------------------------------------------------------
Total costs and expenses                       1,946,777         18,051,800        941,410          20,939,987
                                        -----------------------------------------------------------------------
Net income (loss)                            $(1,419,601)       $   361,853      $(941,410)        $(1,999,158)
                                        =======================================================================
Net income (loss) per common share                                                                 $     (1.38)
                                                                                               ================
Weighted average number of common
       shares outstanding                                                                            1,443,578
                                                                                               ================

                            See Notes to Pro Forma Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

As of December 31, 1995 and for the year then ended for Lasermedics, Inc. and As of January 31, 1996 and for the year then ended for Henley Healthcare


The unaudited pro forma combined statement of operations reflects the following pro forma adjustments:

         (a) Reflects the interest expense on the $7,000,000 promissory note payable to Seller at an effective interest rate of 7.4%.

         (b) Reflects the interest expense on borrowings under a credit facility including $3,797,725 under a revolving credit line , and term loans of $1,616,000 and $891,412 at the rate of 8.75% per annum.

         (c) Reflects the amortization of $18,417 on the goodwill resulting from the Acquisition.


         (d) Reflects the elimination of amortization of goodwill recorded on the Statement of Revenues and Direct Expenses of Henley Healthcare.

         (e) Reflects additional depreciation expense of $24,991 on property and equipment acquired from the Seller.

The unaudited pro forma combined balance sheet reflects the following pro forma adjustments:

         (f) Reflects adjustment to write off goodwill recorded on the Henley Healthcare Divisional Statement of Net Assets.

         (g) Reflects a post closing adjustment to the purchase price in connection with the Acquisition.

         (h) Reflects the Acquisition at a cost estimated to be $13,498,522 (including acquisition costs of approximately $650,000) of which $13,981 was paid in cash. The remaining portion of the purchase price was paid by the issuance of a promissory note to the Seller in the amount of $7,000,000 and borrowings under a credit facility including a revolving credit line of $3,797,725 and term loans of $1,616,000 and $891,412. The estimated fair market value of property and equipment is assumed to be $3,425,091. The estimated fair value of the note payable-Seller amounted to $7,000,000 pursuant to an appraisal by an investment banker.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                 AS OF MARCH 31, 1996 FOR LASERMEDICS, INC. AND
                   AS OF APRIL 30, 1996 FOR HENLEY HEALTHCARE

                                                     HISTORICAL
                                          ----------------------------------                            UNAUDITED
                                                                  HENLEY                                PRO FORMA
                                          RMEDICS, INC.         HEALTHCARE          ADJUSTMENTS         COMBINED
                                          -------------         ----------          -----------         ---------
Current Assets:
      Cash and Cash Equivalents                                 $     1,909                             $     1,909
      Accounts Receivable, net                 $  23,565          3,321,542                               3,345,107
      Inventory, net                              44,376          5,924,078                               5,968,454
      Due from Seller                                                             $   154,021 g)(h)         154,021
      Prepaid Expenses                                               22,021                                  22,021
      Other Current Assets                       100,000                                                    100,000
      Restricted Cash                            296,792                                                    296,792
                                          --------------------------------------------------------------------------
           Total Current Assets                  464,733          9,269,550           154,021             9,888,304

Property and Equipment, net                       49,615          1,755,149         1,669,942  (h)        3,474,706
Goodwill and Other Intangibles, net                                 920,378          (719,744) (f)          200,634
Goodwill Arising from Acquisition                                                   1,055,324  (h)        1,055,324

License Agreement                                101,850                                                    101,850
                                          --------------------------------------------------------------------------
           Total Assets                        $ 616,198        $11,945,077       $ 2,159,543           $14,720,818
                                          ==========================================================================
Current Liabilities:
      Bank Overdraft                                                              $    13,981  (h)      $    13,981
      Accounts Payable                         $ 498,214        $   376,230           332,947  (h)        1,207,391
      Accrued Liabilities                        201,373             76,325                                 277,698
      Line of Credit - Bank                                                         3,797,725  (h)        3,797,725
                                          --------------------------------------------------------------------------
           Total Current Liabilities             699,587            452,555         4,144,653             5,296,795

Refundable Subscriptions                         356,405                                                    356,405
Note Payable - Seller                                                               7,000,000  (h)        7,000,000
Notes Payable - Bank                                                                2,507,412  (h)        2,507,412

Notes Payable                                    352,082                                                    352,082
                                          --------------------------------------------------------------------------
           Total Liabilities                   1,408,074            452,555        13,652,065            15,512,694
Net Assets                                                       11,492,522       (11,492,522) (h)                -
Stockholders' Deficiency                        (791,876)                                                  (791,876)

Treasury stock, at cost                                                                                           -
                                          --------------------------------------------------------------------------
           Total Liabilities and
               Stockholders' Deficiency/
               Net Assets                      $ 616,198        $11,945,077       $ 2,159,543           $14,720,818
                                          ==========================================================================

                            See Notes to Pro Forma Combined Financial Statements

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
        FOR THE THREE MONTHS ENDED MARCH 31, 1996 FOR LASERMEDICS, INC.
      AND FOR THE THREE MONTHS ENDED APRIL 30, 1996 FOR HENLEY HEALTHCARE

                                                                         HISTORICAL
                                                        ------------------------------------------------

                                                                                                                        UNAUDITED
                                                                                    HENLEY                              PRO FORMA
                                                        LASERMEDICS, INC.         HEALTHCARE    ADJUSTMENTS             COMBINED
                                                        -----------------         -----------    ----------             ----------
Net Revenue                                              $ 147,747                 $3,974,373                           $4,122,120
                                                        ---------------------------------------------------------------------------

Costs and expenses:
       Cost of revenue                                      97,795                  1,883,875                            1,981,670
       Selling, general and
           administrative expenses                         493,861                  2,231,748    $  17,589   (c)         2,706,522
                                                                                                   (42,924)  (d)
                                                                                                     6,248   (e)
       Interest Expense                                                                            129,500   (a)           267,425
                                                                                                   137,925   (b)
                                                        ---------------------------------------------------------------------------
Total costs and expenses                                   591,656                  4,115,623      248,338               4,955,617
                                                        ---------------------------------------------------------------------------
Net loss                                                 $(443,909)                $ (141,250)   $(248,338)             $ (833,497)
                                                        ===========================================================================
Net loss per common share                                                                                               $    (0.56)
                                                                                                                   ================
Weighted average number of common
       shares outstanding                                                                                                1,481,324
                                                                                                                  ================

                            See Notes to Pro Forma Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

As of March 31, 1996 and for the three months then ended for Lasermedics, Inc. and As of April 30, 1996 and for the three months then ended for Henley Healthcare


The unaudited pro forma combined statement of operations reflects the following pro forma adjustments:

     (a) Reflects the interest expense on the $7,000,000 promissory note payable to Seller at an effective interest rate of 7.4%.

     (b) Reflects the interest expense on borrowings under a credit facility including $3,797,725 under a revolving credit line , and term loans of $1,616,000 and $891,412 at the rate of 8.75% per annum.

     (c) Reflects the amortization of $17,589 on the goodwill resulting from the Acquisition.


     (d) Reflects the elimination of amortization of goodwill recorded on the Statement of Revenues and Direct Expenses of Henley Healthcare.

     (e) Reflects additional depreciation expense of $6,248 on property and equipment acquired from the Seller.

The unaudited pro forma combined balance sheet reflects the following pro forma adjustments:


     (f) Reflects adjustment to write off goodwill recorded on the Henley Healthcare Divisional Statement of Net Assets.

     (g) Reflects a post closing adjustment to the purchase price in connection with the Acquisition.

     (h) Reflects the Acquisition at a cost estimated to be $13,498,522 (including acquisition costs of approximately $650,000) of which $13,981 was paid in cash. The remaining portion of the purchase price was paid by the issuance of a promissory note to the Seller in the amount of $7,000,000 and borrowings under a credit facility including a revolving credit line of $3,797,725 and term loans of $1,616,000 and $891,412. The estimated fair market value of property and equipment is assumed to be $3,425,091. The estimated fair value of the note payable-Seller amounted to $7,000,000 pursuant to an appraisal by an investment banker.